Exhibit 3.19

CERTIFICATE OF FORMATION

OF

WALTER NATURAL GAS, LLC

1.                              The name of the limited liability company is Walter Natural Gas, LLC (the “Company”).

2.                              The registered office of the Company in the State of Delaware is located at the Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 26th day of April, 2010.

By:	/s/ Julie A. Mediamolle
Name:	Julie A. Mediamolle
Title:	Authorized Person